Berry Plastics Corporation Extends Consent Date and Expiration Date in Connection with its Tender Offer and Consent Solicitation for its 10.75% Senior Subordinated Notes Due 2012

EVANSVILLE, IN - (August 7, 2006) - Berry Plastics Corporation (the “Company”) announced today that in connection with its previously announced tender offer and consent solicitation (the “Offer”) for any and all of its outstanding $335 million aggregate principal amount of 10.75% Senior Subordinated Notes due 2012 (CUSIP No. 085790AJ2) (the "Notes") pursuant to the Offer to Purchase and Consent Solicitation Statement dated July 25, 2006 (the “Offer to Purchase”), as of 5:00 p.m., New York City time, on August 4, 2006, the Company has received tenders and consents representing approximately 68.14% of the $335 million aggregate principal amount of the Notes.

The Company also announced that, in accordance with the Offer to Purchase, it is extending the Consent Date (as defined in the Offer to Purchase) from 5:00 p.m., New York City time, on August 7, 2006 to 5:00 p.m., New York City time, on September 5, 2006, and is extending the Expiration Date (as defined in the Offer to Purchase) from 12:00 midnight, New York City time, on August 21, 2006, to 12:00 midnight, New York City time, on September 19, 2006. Holders who have previously tendered Notes do not need to re-tender their Notes or take any other action in response to this extension.

Except for the extension of the Consent Date and Expiration Date as described above, the Offer and the Offer to Purchase remain in full force and effect and the Price Determination Date (as defined in the Offer to Purchase) for the tender offer shall be 2:00 p.m., New York City time, at least ten business days prior to the Expiration Date.  The Company expects the Price Determination Date to be on or about September 5, 2006, unless the Offer is further extended. The consummation of the Offer is subject to the conditions set forth in the Offer to Purchase, including the receipt of consents of holders of Notes representing the majority in aggregate principal amount of the Notes; the consummation of the previously announced acquisition of BPC Holding Corporation, the Company’s parent, by affiliates of the private equity firms Apollo Management, L.P. and Graham Partners and their affiliates; the availability of sufficient funds to pay the total consideration with respect to all Notes, such funds to be raised from borrowing under a credit facility and sale of newly issued notes; and the execution of a supplemental indenture implementing the proposed amendments.

The tender offer will expire at 12:00 midnight, New York City time, on September 19, 2006, unless the Offer is further extended or terminated by the Company.  The Company may, subject to certain restrictions, amend, extend or terminate the Offer at any time in its sole discretion without making any payments with respect thereto. The complete terms and conditions of the Offer are described in the Offer to Purchase. This press release supercedes the terms of the Offer to Purchase to the extent the terms contained herein are inconsistent with the terms contained therein.

Copies of the Offer to Purchase may be obtained by contacting MacKenzie Partners, Inc., the information agent for the offer, at (212) 929-5500 (collect) or (800) 322-2885 (U.S. toll-free). Deutsche Bank Securities Inc. is the exclusive dealer manager and solicitation agent for the Offer. Additional information concerning the Offer may be obtained by contacting Deutsche Bank Securities Inc., at (212) 250-6008.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any Notes or other securities, nor shall there be any sale of any Notes or other securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This announcement is also not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any Notes or other securities. The tender offer and consent solicitation are being made solely by the Offer to Purchase.

BUSINESS DESCRIPTION
Berry Plastics Corporation is a leading manufacturer and marketer of rigid plastic packaging products. The company is headquartered in Evansville, IN, and, together with its subsidiaries, has plants in Ahoskie, NC; Anaheim, CA; Baltimore, MD; Bowling Green, KY; Charlotte, NC; Chicago, IL; Chicago Ridge, IL; Easthampton, MA; Henderson, NV; Iowa Falls, IA; Jackson, TN; Lancaster, PA; Lawrence, KS; Milan, Italy; Mexico City, Mexico; Monroeville, OH; Monroe Township, NJ; Norwich, England; Oxnard, CA; Phoenix, AZ; Richmond, IN; Sarasota, FL; Streetsboro, OH; Suffolk, VA; Syracuse, NY; and Woodstock, IL., IL

The information included herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on various assumptions made by the Company which are beyond its control and are subject to certain additional risks and uncertainties as disclosed by the Company in its filings with the Securities and Exchange Commission including the Company's most recent Annual Report on Form 10-K for the year ended December 31, 2005.  As a result of these factors, actual events may differ materially from those indicated in or implied by such forward-looking statements.

Please contact:

Jim Kratochvil
Executive Vice President, CFO, Treasurer and Secretary
Berry Plastics Corporation
101 Oakley Street
Evansville, Indiana 47710
Telephone: (812) 424-2904